UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
July 14, 2014

ACQUIRED SALES CORP.
(Exact name of registrant as specified in its charter)

Nevada	87-0479286
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

31 N. Suffolk Lane, Lake Forest, Illinois	60045
(Address of principal executive offices)	(Zip Code)

847-915-2446
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Loan of $602,500 to the William Noyes Webster Foundation, Inc.

The William Noyes Webster Foundation, Inc. (the "Foundation"), a non-profit Massachusetts corporation, has received a provisional license from the Commonwealth of Massachusetts to own and operate a medical marijuana cultivation facility and dispensary in Barnstable County, Massachusetts. Jane W. Heatley ("Heatley") is the founder and a member of the board of directors of the Foundation.

On July 8, 2014, Acquired Sales Corp. ("AQSP") and Heatley agreed to use their respective best efforts, working exclusively together as a team, and not as a partnership or other entity, in order to consummate transactions, agreements, contracts and other arrangements pursuant to which AQSP will provide capital and expertise to the Foundation.

On July 14, 2014, the Foundation signed and delivered to AQSP a Secured Promissory Note (the "Note") which is in the stated loan amount of $1,500,000. The Note provides that the $1,500,000 loan may be advanced in one or more installments as the Foundation and AQSP may mutually agree upon. The Foundation and AQSP mutually agreed that the first installment of this loan would be $602,500. Pursuant to instructions from the Foundation, on July 14, 2014, AQSP paid $2,500 owed by the Foundation to one of its consultants, and AQSP advanced $600,000 directly to the Foundation. The amount and timing of subsequent loan installments under the Note, which will total $897,500, have not yet been mutually agreed upon between the Foundation and AQSP.

The unpaid balance of the Note will bear interest at the rate of 12.5% per annum, compounded monthly. The first payment by the Foundation under the Note shall be made as soon after the Foundation commences operations of its medical marijuana cultivation facility and dispensary as the Foundation's cash flows shall reasonably permit, but in any event no later than one year after the Foundation commences operations. The principal of the Note shall be payable in eight consecutive equal quarterly installments, commencing on the last day of the calendar quarter in which the Foundation commences operations. The Note is secured by, among other things, all of the Foundation’s accounts, receivables, inventory, contractual rights, intangibles, equipment, goods, investment properties as set out in a Security Agreement dated July 14, 2014.

No guarantee or other assurance can be given by AQSP that the Foundation's planned medical marijuana cultivation facility and dispensary will successfully commence operations, nor that the Foundation's revenues from the sale of medical marijuana will be sufficient to allow the Foundation to pay its expenses including the interest and principal on the Note. In addition, AQSP expressly cautions potential investors that the medical marijuana industry is subject to significant risks and uncertainties, including but not limited to risks associated with potential federal law enforcement activity in regard to marijuana, which continues to be classified as a controlled substance under federal law. Under certain scenarios, the Foundation's planned medical marijuana cultivation facility and dispensary could be prevented from commencing operations or could be shut down by federal law enforcement authorities, and in such scenarios, the ability of the Foundation to repay the Note would be materially adversely affected. Under any circumstances, the Foundation’s inability to repay the Note, or to repay the Note in a timely fashion, could result in a failure of AQSP’s business and a total loss of stockholders’ investment in AQSP.

Loan of $300,000 to AQSP

Because AQSP was and remains uncertain as to the amount and timing of subsequent loan installments under the Note which are expected to total $897,500, on July 14, 2014, AQSP borrowed $300,000 from the Roberti Jacobs Family Trust (the "Trust"). The Trust is an affiliate of Gerard M. Jacobs, AQSP's Chief Executive Officer. The trustee of the Trust is Joan B. Roberti, Mr. Jacobs' mother-in-law, and the beneficiaries of the Trust are Mr. Jacobs' children. The terms and conditions of this $300,000 loan are currently being negotiated between the Trust and AQSP's independent directors. As of the date of this report, the note has not been negotiated, drafted or signed by any party.

Following the first installment from AQSP under the Note of $602,500 and the receipt by AQSP of the $300,000 loan from the Trust, AQSP currently has cash on hand of approximately $977,000.

Item 9.01 Financial Statements and Exhibits.

10.30	Promissory Note; William Noyes Webster Foundation, Inc.
10.31	Security Agreement relating to Promissory Note with the William Noyes Webster Foundation, Inc.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

ACQUIRED SALES CORP

/s/ Gerard M. Jacobs
Gerard M. Jacobs
Chief Executive Officer

Dated:  July 16, 2014